UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2009

GeoPetro Resources Company

(Exact name of registrant as specified in its charter)

California	001-16749	94-3214487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Maritime Plaza, Suite 700

 San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (415) 398-8186

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30,  2009, GeoPetro Resources Company ( “GeoPetro”, or the “Company”)  entered into a preferred stock purchase agreement (the “Preferred Stock Purchase Agreement”) for the private placement of 2,466,672 shares (the “Shares”) of newly designated Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”), for a purchase price of $0.75 per share and an aggregate investment of $1,850,000 (the “Private Placement Transaction”).

Significant rights and preferences attaching to the Series B Stock are described in Item 3.03 below.

A copy of the Certificate of Designation is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.   The description of the material terms of the Certificate of Designation is qualified in its entirety by reference to Exhibit 3.1.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.  The Company issued the Shares in the Private Placement Transaction in reliance on the exemption from registration provided for under Section 4(2) of the Securities Act, and Rule 506 of Regulation D thereunder. The Company relied on the exemption from registration provided for under Section 4(2) of the Securities Act based in part on the representations made by the Purchaser, including the representations with respect to the Purchaser’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and the Purchaser’s investment intent with respect to the Shares purchased.

Item 3.03.                             Material Modification to Rights of Security Holders.

On April 29, 2009, GeoPetro Resources Company (the “Company”) filed a Certificate of Determination (the “Certificate of Determination”) with the California Secretary of State for the purpose of amending its Articles of Incorporation to create a Series B Convertible Preferred Stock (“Series B Stock”) and to fix the designations, preferences, limitations and relative rights such Series B Stock.  The Certificate of Determination is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

The Company’s articles of incorporation authorize the issuance of up to 100,000,000 common shares, and 50,000,000 shares of “blank check” convertible preferred stock, which may be issued from time to time in one or more series and with such rights, preferences and limitations as the Board of Directors may designate. Of the 50,000,000 shares of preferred stock, 6,800,000 shares have been designated Series B Stock.

Preference in Liquidation

In the event of the Company’s liquidation, dissolution or winding up, the holders of the Company’s Series B Stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of the Company’s common shares and other series of preferred shares (none of which are outstanding), an amount equal to $0.75 per share plus all accrued or declared but unpaid dividends on such shares, but no more.

Item 5.03.                             Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained in Item 3.03 is incorporated herein by reference.  In addition to the “Preference in Liquidation” described above, the significant rights and preferences attaching to the Series B Stock are as follows.

Dividends

The holders of Series B Stock are entitled to receive cumulative at the rate of $0.06 per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor.   Dividends shall be payable on a calendar quarter basis. Any quarterly dividends not paid when due shall be accrued and shall accumulate until paid.

Voting Rights

The holders of the Company’s Series B Stock are entitled to such number of votes per share as equals the number of common shares into which each share of Series B Stock is convertible on the record date for the vote.

Conversion

Each share of Series B Stock is convertible, at the option of the holder, into fully paid and non-assessable common shares on a one-for-one basis, subject to certain adjustments. The Series B Stock will automatically convert into common shares on a one-for-one share basis effective the first trading day after the reported high selling price for the Company’s common shares on any international, national or regional securities exchange or inter-dealer quotation system including but not limited to, NASDAQ, the Pink Sheets or the Over-the-Counter Bulletin Board, is at least $1.50 per share for any consecutive ten consecutive trading days. If an automatic conversion occurs within one year after the Series B Stock was purchased from the Company, a holder will receive, on the one-year anniversary date of his, her or its purchase, a cash dividend equivalent to a full year of dividends less any dividends paid before such conversion.

Redemption

Commencing two years after the issuance of shares of Series B Stock, the Company may redeem in cash, from any funds legally available therefor, any or all outstanding Series B Stock by paying an amount equal to $0.75 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 3.1 Certificate of Determination

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOPETRO RESOURCES COMPANY

Date: April 30, 2009	By:	/s/ Stuart J. Doshi
Stuart J. Doshi, President, Chief Executive Officer and Chairman

INDEX TO EXHIBITS

Exhibit Number	Description
Exhibit 3.1	Certificate of Determination